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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                           (AMENDMENT NO. ___________)


                             The Warnaco Group, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)



                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)



                                    934390402
--------------------------------------------------------------------------------
                                 (CUSIP Number)



                                 Febuary 5, 2003
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
[ ] Rule 13d-1(b)
[X] Rule 13d-1(c)
[ ] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

--------------------------------------------------------------------------------
CUSIP No 934390402                      13G                   Page 2 of 11 Pages
--------------------------------------------------------------------------------

     1. Names of Reporting Persons
        I.R.S. Identification Nos. of above persons (entities only)

        Chesapeake Partners Management Co., Inc. ("CPMC")

--------------------------------------------------------------------------------
     2. Check the Appropriate Box if a Member of a Group (See Instructions)

        (a)  [X]
        (b)  [ ]

--------------------------------------------------------------------------------
     3. SEC Use Only


--------------------------------------------------------------------------------
     4. Citizenship or Place of Organization

        Maryland


--------------------------------------------------------------------------------
Number of         5.   Sole Voting Power
Shares                 -0-
Beneficially      --------------------------------------------------------------
Owned by          6.   Shared Voting Power
Each Reporting         2,597,613
Person With       --------------------------------------------------------------
                  7.   Sole Dispositive Power
                       -0-
                  --------------------------------------------------------------
                  8.   Shared Dispositive Power
                       2,597,613

--------------------------------------------------------------------------------
     9.     Aggregate Amount Beneficially Owned by Each Reporting Person
            2,597,613

--------------------------------------------------------------------------------
     10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
            [ ]

--------------------------------------------------------------------------------
     11.    Percent of Class Represented by Amount in Row (9)
            5.77%

--------------------------------------------------------------------------------
     12.    Type of Reporting Person (See Instructions)
            CO

--------------------------------------------------------------------------------
Includes shares under a management agreement for unrelated party.

--------------------------------------------------------------------------------
CUSIP No. 934390402                     13G                   Page 3 of 11 Pages
--------------------------------------------------------------------------------
     1. Names of Reporting Persons
        I.R.S. Identification Nos. of above persons (entities only)

        Chesapeake Partners Limited Partnership ("CPLP")

--------------------------------------------------------------------------------
     2. Check the Appropriate Box if a Member of a Group (See Instructions)

        (a)    [X]
        (b)    [ ]

--------------------------------------------------------------------------------
     3. SEC Use Only

--------------------------------------------------------------------------------
     4. Citizenship or Place of Organization

        Maryland

--------------------------------------------------------------------------------
Number of         5.  Sole Voting Power
Shares                -0-
Beneficially      --------------------------------------------------------------
Owned by          6.  Shared Voting Power
Each Reporting        1,487,253
Person With       --------------------------------------------------------------
                  7.  Sole Dispositive Power
                      -0-
                  --------------------------------------------------------------
                  8.  Shared Dispositive Power
                      1,487,253

--------------------------------------------------------------------------------
     9.    Aggregate Amount Beneficially Owned by Each Reporting Person
           1,487,253

--------------------------------------------------------------------------------
     10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares
           (See Instructions)
           [ ]

--------------------------------------------------------------------------------
     11.   Percent of Class Represented by Amount in Row (9)
           3.30%

--------------------------------------------------------------------------------
     12.   Type of Reporting Person (See Instructions)
           PN

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
CUSIP No. 934390402                    13G                    Page 4 of 11 Pages
--------------------------------------------------------------------------------

     1. Names of Reporting Persons
        I.R.S. Identification Nos. of above persons (entities only)

        Chesapeake Partners Institutional Fund Limited Partnership ("CPIFLP")

--------------------------------------------------------------------------------
     2. Check the Appropriate Box if a Member of a Group (See Instructions)

        (a)    [X]
        (b)    [ ]

--------------------------------------------------------------------------------
     3. SEC Use Only

--------------------------------------------------------------------------------
     4. Citizenship or Place of Organization

         Maryland

--------------------------------------------------------------------------------
Number of         5.  Sole Voting Power
Shares                -0-
Beneficially      --------------------------------------------------------------
Owned by          6.  Shared Voting Power
Each Reporting        52,045
Person With       --------------------------------------------------------------
                  7.  Sole Dispositive Power
                      -0-
                  --------------------------------------------------------------
                  8.  Shared Dispositive Power
                      52,045

--------------------------------------------------------------------------------
     9.    Aggregate Amount Beneficially Owned by Each Reporting Person
           52,045

--------------------------------------------------------------------------------
     10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares
           (See Instructions)
           [ ]

--------------------------------------------------------------------------------
     11.   Percent of Class Represented by Amount in Row (9)
           0.12%

--------------------------------------------------------------------------------
     12.   Type of Reporting Person (See Instructions)
           PN

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
CUSIP No. 934390402                     13G                   Page 5 of 11 Pages
--------------------------------------------------------------------------------

     1. Names of Reporting Persons
        I.R.S. Identification Nos. of above persons (entities only)

        Chesapeake Partners International Ltd. ("CPINTL")

--------------------------------------------------------------------------------
     2. Check the Appropriate Box if a Member of a Group (See Instructions)

        (a)   [X]
        (b)   [ ]

--------------------------------------------------------------------------------
     3. SEC Use Only


--------------------------------------------------------------------------------
     4. Citizenship or Place of Organization

        Cayman Islands


--------------------------------------------------------------------------------
Number of         5.  Sole Voting Power
Shares                -0-
Beneficially      --------------------------------------------------------------
Owned by          6.  Shared Voting Power
Each Reporting        977,015
Person With       --------------------------------------------------------------
                  7.  Sole Dispositive Power
                      -0-
                  --------------------------------------------------------------
                  8.  Shared Dispositive Power
                      977,015

--------------------------------------------------------------------------------
     9.    Aggregate Amount Beneficially Owned by Each Reporting Person
           977,015

--------------------------------------------------------------------------------
     10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares
           (See Instructions)
           [ ]

--------------------------------------------------------------------------------
     11.   Percent of Class Represented by Amount in Row (9)
           2.17%

--------------------------------------------------------------------------------
     12.   Type of Reporting Person (See Instructions)
           CO

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
CUSIP No.  934390402                    13G                   Page 6 of 11 Pages
--------------------------------------------------------------------------------
     1. Names of Reporting Persons
        I.R.S. Identification Nos. of above persons (entities only)

        Barclays Global Investors Event Driven Fund II ("BARCLAYS")


--------------------------------------------------------------------------------
     2. Check the Appropriate Box if a Member of a Group (See Instructions)

        (a)     [X]
        (b)     [ ]

--------------------------------------------------------------------------------
     3. SEC Use Only

--------------------------------------------------------------------------------
     4. Citizenship or Place of Organization

        Ireland


--------------------------------------------------------------------------------
Number of         5. Sole Voting Power
Shares               -0-
Beneficially      --------------------------------------------------------------
Owned by          6. Shared Voting Power
Each Reporting       81,300
Person With       --------------------------------------------------------------
                  7. Sole Dispositive Power
                     -0-
                  --------------------------------------------------------------
                  8. Shared Dispositive Power
                     81,300

--------------------------------------------------------------------------------
    9. Aggregate Amount Beneficially Owned by Each Reporting Person
       81,300

--------------------------------------------------------------------------------
   10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares
       (See Instructions)
       [ ]

--------------------------------------------------------------------------------
   11. Percent of Class Represented by Amount in Row (9)
       0.18%


--------------------------------------------------------------------------------
   12. Type of Reporting Person (See Instructions)
       CO

NOTE: THE ABOVEMENTIONED SHARES ARE MANAGED PURSUANT TO A SUB-ADVISORY AGREEMENT BETWEEN CPMC AND BARCLAYS.

--------------------------------------------------------------------------------
CUSIP No.  934390402                    13G                   Page 7 of 11 Pages
--------------------------------------------------------------------------------

Item 1(a).   Name of Issuer:
             The Warnaco Group, Inc.

Item 1(b).   Address of Issuer's Principal Executive Offices:
             90 Park Avenue
             New York, New York 10016

Item 2(a).   Name of Person Filing:
             Chesapeake Partners Management Co., Inc.

Item 2(b).   Address of Principal Business Office or, if none, Residence:
             1829 Reisterstown Road
             Suite 420
             Baltimore, Maryland 21208

Item 2(c).   Citizenship:
             U.S.A.

Item 2(d).   Title of Class of Securities:
             Common Stock

Item 2(e).   CUSIP Number
             934390402

Item 3. If this statement is filed pursuant to ss.240.13d-1(b) or ss.240.13d-2(b) or (c), check whether the person filing is a:

         N/A

--------------------------------------------------------------------------------
CUSIP No.  934390402                    13G                   Page 8 of 11 Pages
--------------------------------------------------------------------------------

Item 4.    Ownership.

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

           (a)   Amount beneficially owned:

                 CPMC           2,597,613

                 CPLP           1,487,253

                 CPIFLP            52,045

                 CPINTL           977,015

                 BARCLAYS          81,300

           (b)   Percent of class:

                 CPMC                5.77%

                 CPLP                3.30%

                 CPIFLP              0.12%

                 CPINTL              2.17%

                 BARCLAYS            0.18%

           (c)   Number of shares as to which the person has:

                 (i)   Sole power to vote or to direct the vote

                       -0- for all

                 (ii)  Shared power to vote or to direct the vote

                       CPMC     2,597,613

                       CPLP     1,487,253

                       CPIFLP      52,045

                       CPINTL     977,015

                       BARCLAYS    81,300

                 (iii) Sole power to dispose or to direct the disposition of

                       -0- for all

                 (iv)  Shared power to dispose or to direct the disposition of

                       CPMC     2,597,613

                       CPLP     1,487,253

                       CPIFLP      52,045

                       CPINTL     977,015

                       BARCLAYS    81,300

NOTE:   THE AGGREGATE NUMBER OF SHARES BENEFICIALLY OWNED BY CPMC REPRESENTS
SHARES HELD BY CPLP, CPIFLP, CPINTL, AND BARCLAYS, OF WHICH CPMC HAS DISCRETIONARY VOTING AND DISPOSITIVE POWERS PURSUANT TO INDIVIDUAL INVESTMENT MANAGEMENT AGREEMENTS.

--------------------------------------------------------------------------------
CUSIP No.  934390402                    13G                   Page 9 of 11 Pages
--------------------------------------------------------------------------------


Item 5.    Ownership of Five Percent or Less of a Class.

           N/A

Item 6.    Ownership of More than Five Percent on Behalf of Another Person.

           N/A

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person.

           N/A

--------------------------------------------------------------------------------
CUSIP No.  934390402                    13G                  Page 10 of 11 Pages
--------------------------------------------------------------------------------


Item 8.    Identification and Classification of Members of the Group.

           N/A

Item 9.    Notice of Dissolution of Group.

           N/A

Item 10.   Certification.


           By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

--------------------------------------------------------------------------------
CUSIP No.  934390402                    13G                  Page 11 of 11 Pages
--------------------------------------------------------------------------------


                                    SIGNATURE

           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Chesapeake Partners Management Co., Inc.


BY: /s/ Mark D. Lerner
--------------------------------
Name:   Mark D. Lerner
Title:  Vice President

Chesapeake Partners Limited Partnership
By:  Chesapeake Partners Management Co., Inc.


BY:  /s/ Mark D. Lerner
---------------------------------
Name:   Mark D. Lerner
Title:  Vice President

Chesapeake Partners Institutional Fund Limited Partnership
By:  Chesapeake Partners Management Co., Inc.


BY:  /s/ Mark D. Lerner
--------------------------------
Name:   Mark D. Lerner
Title:  Vice President

Chesapeake Partners International Ltd.
By:   Chesapeake Partners Management Co., Inc.


BY:  /s/ Mark D. Lerner
--------------------------------
Name:   Mark D. Lerner
Title:  Vice President

Barclays Global Investors Event Driven Fund II
By:   Chesapeake Partners Management Co., Inc.


BY:  /s/ Mark D. Lerner
--------------------------------
Name:   Mark D. Lerner
Title:  Vice President